EXHIBIT 99
                                           NASDAQ SYMBOL:    WAYN
___________________________________________RELEASE DATE:     APRIL 29, 2004
WAYNE SAVINGS BANCSHARES, INC.             CONTACT PERSON:   CHARLES F. FINN
ANNOUNCES FISCAL 2004 NET EARNINGS                           CHAIRMAN AND CEO
                                                             MICHAEL C. ANDERSON
                                                             EVP/CFO
                                                             (330) 264-5767

                              FOR IMMEDIATE RELEASE

     WOOSTER, OHIO-Wayne Savings Bancshares, Inc. (NASDAQ: WAYN), the stock holding company parent of Wayne Savings Community Bank, reported net earnings of $2,704,000 for fiscal 2004, little changed from net earnings of $2,772,000 posted in the prior fiscal year. Due to the favorable effects of the Company's capital management strategy of ongoing stock repurchases, earnings per share increased to $.72 per diluted share in fiscal 2004 from $.71 per diluted share in the previous year.

     According to Charles F. Finn, Chairman and CEO, net earnings remained relatively unchanged year to year primarily because the large volume of mortgage loan refinancings had the effect of lowering asset yields. Finn further stated management was able to achieve some growth in net interest income by correspondingly reducing its cost of funds to offset the decline in asset yields.

     In the current record low interest rate environment, Finn said the Company has continued to shorten investment maturities rather than reaching for higher yields by extending maturities. With Federal Reserve officials recently signaling their preference to raise interest rates in the near future, Finn said management believes Wayne Savings Bancshares, Inc. is well-positioned to take advantage of a rising interest rate environment.

     Net interest income increased from $10.9 million in the prior fiscal year to $11.1 million in the 2004 fiscal year, while other income increased from $1.6 million to $1.9 million. The increases in income were largely offset by an increase of $554,000 in general and administrative expenses, which consisted mainly of higher compensation and benefit costs, additional staff needed for operating a fully converted publicly traded stock company, increased costs relating to routine compliance matters required of a public company, and higher transaction expenses in connection with a growing volume of business accounts.

     For the fourth fiscal quarter ended March 31, 2004, net earnings totaled $800,000, or $.21 per diluted share, as compared to net earnings of $872,000, or $.21 per diluted share, reported in the comparable quarter last year. Net interest income decreased from $2.98 million to $2.95 million and other income decreased from $476,000 to $454,000 in the fourth fiscal quarter compared to the same quarter last year. The decreases in income were partially offset by a decrease in general and administrative expense in the comparable quarters, from $2.27 million to $2.17 million, respectively.

     In the fourth quarter, the Company's Board of Directors authorized the repurchase of up to 195,365 shares, or 5% of the Company's outstanding shares of common stock. As of March 31, 2004, 112,500 shares had been purchased. Share repurchases will be made from time to time as market conditions warrant, through open market repurchases, unsolicited negotiation transactions, or in such other manner deemed appropriate by management. The repurchase program will expire in January 2005.

     In regards to the recently announced signing of a definitive agreement to acquire Stebbins Bancshares, Inc. and its national bank subsidiary, Stebbins National Bank of Creston, Ohio, Chairman Finn said the closing of the transaction is expected to take place in May 2004. Following the merger, Stebbins Bank will continue operations as a branch of Wayne Savings Community Bank.

     Wayne Savings Bancshares, Inc. completed its "second step" stock conversion on January 8, 2003, just prior to beginning the 2004 fiscal year. At March 31, 2004, Wayne Savings Bancshares, Inc. reported total assets of $369.1 million, total deposits of $291.8 million, and stockholders' equity of $43.6 million, resulting in a capital-to-assets ratio of 11.80%. Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc. is celebrating its 105th anniversary. Following the completion of the Stebbins Bank acquisition, Wayne Savings' will have eleven full-service banking locations in Wayne, Holmes, Ashland, Medina, and Stark counties, Ohio.

                         WAYNE SAVINGS BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CONDITION
                  (Dollars in thousands, except per share data)


                                                                                   March 31, 2004    March 31, 2003
                                                                                   --------------    --------------
                                                                                     (unaudited)
ASSETS

Cash, cash equivalents & investment securities                                        $  51,469         $  53,337
Mortgage-backed securities, net (1)                                                      88,428            76,002
Loans receivable, net (1)                                                               205,443           228,373
Federal Home Loan Bank stock                                                              4,205             4,041
Office premises & equipment, net                                                          8,742             8,818
Real estate acquired through foreclosure                                                    100              --
Other assets                                                                             10,718             8,420
                                                                                      ---------         ---------
          TOTAL  ASSETS                                                               $ 369,105         $ 378,991
                                                                                      =========         =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposit accounts                                                                      $ 291,830         $ 300,931
Advances from Federal Home Loan Bank                                                     30,000            30,000
Advances by borrowers for taxes & insurance                                                 617               712
Accounts payable on mortgage loans serviced for others                                      118               130
Other liabilities                                                                         2,979             2,555
                                                                                      ---------         ---------
          TOTAL LIABILITIES                                                             325,544           334,328
Common stock (3,907,318 and 3,888,795 shares of $.10 par value issued
    at March 31, 2004 and March 31, 2003, respectively)                                     391               389
Additional paid-in capital                                                               34,365            34,208
Retained earnings                                                                        12,727            11,830
Less required contributions for shares acquired by Employee Stock Ownership Plan         (1,456)           (1,612)
Shares acquired by Management Recognition Plan                                           (1,142)             --
Less Treasury Stock                                                                      (1,803)             --
Accumulated other comprehensive loss                                                        479              (152)
                                                                                      ---------         ---------
          TOTAL STOCKHOLDERS' EQUITY                                                     43,561            44,663
                                                                                      ---------         ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                            $ 369,105         $ 378,991
                                                                                      =========         =========
(1) Includes available for sale classifications.

                       CONSOLIDATED STATEMENTS OF EARNINGS
                             (Dollars in Thousands)


                                                               Three Months Ended       Twelve Months Ended
                                                                    March 31,                  March31,
                                                               2004          2003        2004          2003
                                                               ----          ----        ----          ----
                                                            (unaudited)               (unaudited)

Interest income                                                 4,630        5,041       18,216       20,023
Interest expense                                                1,683        2,066        7,147        9,169
                                                              -------      -------      -------      -------
     Net interest income                                        2,947        2,975       11,069       10,854
Provision for losses on loans                                     110           16          173           91
                                                              -------      -------      -------      -------
     Net interest income after provision for loan losses        2,837        2,959       10,896       10,763
Other income                                                      454          476        1,933        1,643
General, administrative, and other expense                      2,173        2,268        8,971        8,417
                                                              -------      -------      -------      -------
Earnings  before federal income taxes                           1,118        1,167        3,858        3,989
Federal income taxes                                              318          295        1,154        1,217
                                                              -------      -------      -------      -------
     Net earnings                                             $   800      $   872      $ 2,704      $ 2,772
                                                              =======      =======      =======      =======

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                  (Dollars in thousands, except per share data)


                                              For the Three Months
                                                  nded March 31,
                                           --------------------------
                                              2004            2003
                                              ----            ----
                                          (unaudited)

Quarterly Results
-----------------

Net Interest Income                        $   2,947       $   2,975
Net Earnings                               $     800       $     872
Earnings Per Share:
   Basic                                        0.21            0.21
   Diluted                                      0.21            0.21
Return on Average Assets (Annualized)            .86%            .92%


                                              For the Twelve Months
                                                  ended March 31,
                                           --------------------------

                                              2004            2003
                                              ----            ----
                                           (unaudited)
Annual Results

Net Interest Income                        $  11,069       $   10,854
Net Earnings                               $   2,704       $    2,772
Earnings Per Share:
   Basic                                        0.72             0.71
   Diluted                                      0.72             0.71
Return on Average Assets (Annualized)            .72%             .78%


                                           March 31,        March 31,
                                             2004             2003
                                          -----------      ----------
                                          (unaudited)
End of Period Data

Total Assets                               $ 369,105       $  378,991
Stockholders' Equity to Total Assets           11.80%           11.78%